Exhibit 99.1

Moelis & Company Reports Third Quarter 2019 Financial Results;

Quarterly Dividend of $0.50 Per Share

Record Third Quarter Revenues

•	Third quarter revenues of $231.7 million, up 12% from the third quarter of 2018; first nine month revenues of $523.0 million
•

GAAP net income of $0.73 per share (diluted) for the third quarter and $1.52 per share (diluted) for the first nine months of 2019; Adjusted net income of $0.76 per share (diluted) and $1.58 per share (diluted) for the third quarter and first nine months of 2019, respectively

•	Continued to execute on organic growth strategy:
―	Announced the hiring of two Managing Directors in the U.S. and two Managing Directors in Europe;
―

New hires will add capabilities in the fintech and specialty finance sectors in the U.S., the technology, media and telecommunications sectors in Europe and enhance coverage of the Benelux and Nordic regions; and

―	Added 11 Managing Directors year-to-date through internal development and key external hires.
•	Strong balance sheet with cash and short term investments of $161.6 million and no debt or goodwill
•	Declared quarterly dividend of $0.50 per share

NEW YORK, October 30, 2019 – Moelis & Company (NYSE: MC) today reported financial results for the third quarter ended September 30, 2019.  The Firm’s revenues of $231.7 million increased 12% over the prior year period.  The Firm reported third quarter 2019 GAAP net income of $54.7 million, or $0.73 per share (diluted), compared with $44.9 million, or $0.61 per share (diluted), in the prior year period.  On an Adjusted basis, the Firm reported net income of $51.7 million, or $0.76 per share (diluted), for the third quarter of 2019, which compares with $42.3 million of net income, or $0.62 per share (diluted), in the prior year period.

Total revenues of $523.0 million for the first nine months of 2019 represented a decrease of 19% over the prior year period.  GAAP net income for the period was $108.5 million, or $1.52 per share (diluted), as compared with $152.0 million, or $2.06 per share (diluted), in the prior year period.  On an Adjusted basis, the Firm reported net income of $107.8 million, or $1.58 per share (diluted), for the first nine months of 2019, as compared with $150.3 million, or $2.23 per share (diluted), in the prior year period.  GAAP and Adjusted net income for the first nine months of 2019 include tax benefits of $0.25 per share and $0.26 per share, respectively, related to the settlement of share based awards.

“Our record third quarter performance was a result of positive momentum across all products, with our overall average fees increasing meaningfully.  We earned higher M&A average fees on both middle market transactions, and deal values greater than $5 billion, and restructuring had its strongest quarter ever, demonstrating the depth and breadth of our platform,” said Ken Moelis, Chairman and Chief Executive Officer.

“As we approach year-end, I am encouraged by our activity levels, conversations with clients, and our ability to execute.  We recently announced the hiring of four Managing Directors in the U.S. and Europe and have a solid pipeline of both internal and external senior level talent to augment the 11 Managing Director additions made year-to-date.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 79% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax.  The remaining 21% is owned by other partners of Moelis & Company Group LP and is primarily subject to U.S. federal tax at the partner level (certain state and local and foreign income taxes are incurred at the company level).  The Adjusted results included herein apply certain adjustments from our GAAP results, including the assumption that 100% of the Firm’s third quarter 2019 income was taxed at our corporate effective tax rate.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results.  A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	US. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands except per share data)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Revenues	$231,700	$207,723	12%	$231,700	$207,723	12%
Income (loss) before income taxes	68,584	54,529	26%	68,584	55,736	23%
Provision for income taxes	13,886	9,641	44%	16,858	13,459	25%
Net income (loss)	54,698	44,888	22%	51,726	42,277	22%

Net income (loss) attributable to noncontrolling interests	14,083	12,439	13%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$40,615	$32,449	25%	$51,726	$42,277	22%
Diluted earnings per share	$0.73	$0.61	20%	$0.76	$0.62	23%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	US. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands except per share data)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Revenues	$523,006	$647,546	-19%	$523,006	$647,546	-19%
Income (loss) before income taxes	119,204	170,230	-30%	120,304	173,149	-31%
Provision (benefit) for income taxes	10,662	18,231	-42%	12,527	22,853	-45%
Net income (loss)	108,542	151,999	-29%	107,777	150,296	-28%

Net income (loss) attributable to noncontrolling interests	24,898	50,535	-51%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$83,644	$101,464	-18%	$107,777	$150,296	-28%
Diluted earnings per share	$1.52	$2.06	-26%	$1.58	$2.23	-29%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $231.7 million in the third quarter of 2019, as compared with $207.7 million in the prior year period, representing an increase of 12% and our largest third quarter of revenues on record.  This compares favorably with an 11% decrease in the number of global completed M&A transactions in the same period1.  The increase in quarterly revenues was driven by higher average fees earned per completed transaction as compared with the prior year period.  In addition, the increase in revenues was driven by continued and significant growth in restructuring activity over the prior year period.

[1]	Source: Thomson Financial as of October 4, 2019; includes all transactions greater than $100 million in value

For the first nine months of 2019, revenues were $523.0 million as compared with $647.5 million in the same period of 2018.

We continued to execute on our strategy of organic growth.  In the first nine months of 2019 we promoted five of our advisory professionals to Managing Director and hired six external Managing Directors to enhance our expertise in important sectors, products and regions.  The external hires include two Managing Directors in the U.S. who will provide financial and strategic advice to fintech and specialty finance clients, respectively.  In addition, we recently hired two Managing Directors in Europe to expand our coverage of clients in the Benelux and Nordic regions, and to strengthen our expertise in the technology, media, and telecom sectors.

Expenses

The following tables set forth information relating to the Firm’s operating expenses.

	US. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Expenses:
Compensation and benefits	$141,697	$120,701	17%	$133,573	$119,442	12%
% of revenues	61.2%	58.1%		57.6%	57.5%
Non-compensation expenses	$35,720	$34,110	5%	$35,720	$34,110	5%
% of revenues	15.4%	16.4%		15.4%	16.4%
Total operating expenses	$177,417	$154,811	15%	$169,293	$153,552	10%
% of revenues	76.6%	74.5%		73.1%	73.9%
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	US. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Expenses:
Compensation and benefits	$316,343	$375,987	-16%	$303,338	$372,339	-19%
% of revenues	60.5%	58.1%		58.0%	57.5%
Non-compensation expenses	$108,872	$107,933	1%	$108,872	$107,933	1%
% of revenues	20.8%	16.7%		20.8%	16.7%
Total operating expenses	$425,215	$483,920	-12%	$412,210	$480,272	-14%
% of revenues	81.3%	74.7%		78.8%	74.2%
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $177.4 million for the third quarter and $425.2 million in the first nine months of 2019.  On an Adjusted basis, operating expenses were $169.3 million for the third quarter of 2019 as compared with $153.6 million in the prior year period and $412.2 million for the first nine months of 2019 as compared with $480.3 million in the prior year period.  The increase in operating expenses for the third quarter of 2019 was associated with increased revenues, which drove increased compensation and benefits expenses, as well as a modest increase in non-compensation expenses.  The decrease in operating expenses for the first nine months of 2019 was primarily associated with a decline in revenues, which drove decreased compensation and benefits expenses in the current year period.

Compensation and benefits expenses on a GAAP basis were $141.7 million in the third quarter and $316.3 in the first nine months of 2019.  Adjusted compensation and benefits expenses were $133.6 million for the third quarter and $303.3 million for the first nine months of 2019.  This compares with $119.4 million and $372.3 million in the third quarter and first nine months of 2018, respectively.  The Adjusted compensation and benefits ratio for the current quarter was 57.6%, and 58.0% for the first nine months of 2019.

Non-compensation expenses on a GAAP and Adjusted basis were $35.7 million for the third quarter of 2019 as compared with $34.1 million for the prior year period.  Our non-compensation expense ratio was 15.4% in the current quarter, down from 16.4% in the prior year period.  For the first nine months of 2019, GAAP and Adjusted non-compensation expenses were $108.9 million, as compared with $107.9 million in the same period of the prior year.

Other Income (Expenses)

	US. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Other income (expenses)	$13,628	$1,090	N/M	$5,504	$1,038	N/M
N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	US. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Other income (expenses)	$19,308	$2,963	N/M	$7,403	$2,234	N/M
N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Other income (expenses) on a GAAP basis was $13.6 million in the third quarter and $19.3 million for the first nine months of 2019.  On an Adjusted basis, other income (expenses) was $5.5 million in the third quarter of 2019 as compared with $1.0 million in the prior year period.  In the third quarter of 2019, we recorded a GAAP gain of $12.6 million related to the September 2019 share sale of our investment in Moelis Australia.  Compensation expense associated with this gain was reclassified from compensation and benefits to other income (expenses) on an adjusted basis.  As a result, the net gain associated with the share sale of our investment in Australia included in Adjusted other income (expenses) was $5.4 million.  For the first nine months of 2019, other income (expenses) on an Adjusted basis was $7.4 million as compared with $2.2 million for the first nine months of 2018 and include the third quarter gain mentioned above.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 79% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 21% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed that 100% of the Firm’s third quarter 2019 income was taxed at our effective corporate tax rate of 24.6% versus 24.1% in the prior year period.

Capital Management and Balance Sheet

On October 30, 2019, the Board of Directors of Moelis & Company declared a quarterly dividend of $0.50 per share, which will be paid on December 13, 2019 to common stockholders of record on November 11, 2019.

Moelis & Company continues to maintain a strong financial position, and as of September 30, 2019, held cash and liquid investments of $161.6 million and had no debt or goodwill.

During the third quarter of 2019, we repurchased 74,655 shares of our common stock for a total cost of $2.5 million.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, October 30, 2019, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our third quarter 2019 financial results.  Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Third Quarter 2019 Earnings Call.  Please dial in 15 minutes before the conference call begins.  The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends.  The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10135658.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients from 19 geographic locations in North and South America, Europe, the Middle East, Asia and Australia.  For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance.  You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission.  The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by adjusting the accounting impact of certain items and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	MediaContact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues	$231,700	$207,723	$523,006	$647,546

Expenses
Compensation and benefits	141,697	120,701	316,343	375,987
Occupancy	4,802	4,976	14,386	14,109
Professional fees	4,401	5,871	14,922	18,129
Communication, technology and information services	7,844	7,414	23,683	21,864
Travel and related expenses	10,909	9,385	31,699	31,796
Depreciation and amortization	1,284	1,135	3,729	3,290
Other expenses	6,480	5,329	20,453	18,745
	177,417	154,811	425,215	483,920

Operating income (loss)	54,283	52,912	97,791	163,626
Other income (expenses)	13,628	1,090	19,308	2,963
Income (loss) from equity method investments	673	527	2,105	3,641
Income (loss) before income taxes	68,584	54,529	119,204	170,230
Provision (benefit) for income taxes	13,886	9,641	10,662	18,231
Net income (loss)	54,698	44,888	108,542	151,999

Net income (loss) attributable to noncontrolling interests	14,083	12,439	24,898	50,535
Net income (loss) attributable to Moelis & Company	$40,615	$32,449	$83,644	$101,464

Weighted-average shares of Class A common stock outstanding
Basic	51,079,746	45,203,781	49,796,867	41,211,843
Diluted	55,468,728	53,141,198	55,145,248	49,173,904
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.80	$0.72	$1.68	$2.46
Diluted	$0.73	$0.61	$1.52	$2.06

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended September 30, 2019
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$141,697	(8,124)	(a)(b)	$133,573
Other income (expenses)	13,628	(8,124)	(a)(b)	5,504

Income (loss) before income taxes	68,584	-		68,584
Provision for income taxes	13,886	2,972	(c)	16,858
Net income (loss)	54,698	(2,972)		51,726

Net income (loss) attributable to noncontrolling interests	14,083	(14,083)	(d)	-
Net income (loss) attributable to Moelis & Company	$40,615	$11,111		$51,726

Weighted-average shares of Class A common stock outstanding
Basic	51,079,746	12,990,436	(d)	64,070,182
Diluted	55,468,728	12,990,436	(d)	68,459,164
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.80			$0.81
Diluted	$0.73			$0.76

(a)	Reflects a reclassification of $0.9 million of other income to compensation and benefits expense associated with the forfeiture of fully vested awards and enforcement of non-compete provisions.

(b)

Reflects the reclassification of $7.2 million of compensation and benefits expense associated with the Firm's $12.6 million gain on its sale of 12.5 million shares of Moelis Australia. The net gain remaining within other income (expenses) associated with this sale is $5.4 million.

(c)	An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated.
(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Three Months Ended September 30, 2018
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$120,701	$(1,259)	(a)(b)	$119,442
Other income (expenses)	1,090	(52)	(b)(c)	1,038

Income (loss) before income taxes	54,529	1,207		55,736
Provision for income taxes	9,641	3,818	(c)(d)	13,459
Net income (loss)	44,888	(2,611)		42,277

Net income (loss) attributable to noncontrolling interests	12,439	(12,439)	(e)	-
Net income (loss) attributable to Moelis & Company	$32,449	$9,828		$42,277

Weighted-average shares of Class A common stock outstanding
Basic	45,203,781	14,902,482	(e)	60,106,263
Diluted	53,141,198	14,902,482	(e)	68,043,680
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.72			$0.70
Diluted	$0.61			$0.62

(a)

Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period.

(b)	Reflects a reclassification of $0.4 million of other income to compensation and benefits expense associated with enforcement of non-compete provisions.
(c)	Reflects the netting of $0.3 million of GAAP adjustments made to the amount pursuant to the Company's Tax Receivable Agreement against provision for income taxes.
(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 24.1% for the period stated, which includes tax benefits of $0.2 million primarily related to the settlement of share-based awards.  Excluding such benefits, our effective tax rate for the period presented would have been 24.6%.  Our corporate effective tax rate of 24.1% excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets in connection with the partnership unit exchanges and offerings.  Such adjustment was a net economic benefit of $1.0 million which is not included in the corporate effective tax rate for the period presented.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Nine Months Ended September 30, 2019
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$316,343	$(13,005)	(a)(b)(c)	$303,338
Other income (expenses)	19,308	(11,905)	(b)(c)	7,403

Income (loss) before income taxes	119,204	1,100		120,304
Provision (benefit) for income taxes	10,662	1,865	(d)	12,527
Net income (loss)	108,542	(765)		107,777

Net income (loss) attributable to noncontrolling interests	24,898	(24,898)	(e)	-
Net income (loss) attributable to Moelis & Company	$83,644	$24,133		$107,777

Weighted-average shares of Class A common stock outstanding
Basic	49,796,867	13,018,612	(e)	62,815,479
Diluted	55,145,248	13,018,612	(e)	68,163,860
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.68			$1.72
Diluted	$1.52			$1.58

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; as of April 2019 such awards have been fully expensed.

(b)	Reflects a reclassification of $4.6 million of other income to compensation and benefits expense associated with the forfeiture of fully vested awards and enforcement of non-compete provisions.
(c)

Reflects the reclassification of $7.2 million of compensation and benefits expense associated with the Firm's $12.6 million gain on its sale of 12.5 million shares of Moelis Australia. The net gain remaining within Other income (expenses) associated with this sale is $5.4 million.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated. Our tax provision includes an excess tax benefit related to the settlement of share-based awards of $17.8 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 25.2%.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Nine Months Ended September 30, 2018
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$375,987	$(3,648)	(a)(b)	$372,339
Other income (expenses)	2,963	(729)	(b)(c)	2,234

Income (loss) before income taxes	170,230	2,919		173,149
Provision for income taxes	18,231	4,622	(c)(d)	22,853
Net income (loss)	151,999	(1,703)		150,296

Net income (loss) attributable to noncontrolling interests	50,535	(50,535)	(e)	-
Net income (loss) attributable to Moelis & Company	$101,464	$48,832		$150,296

Weighted-average shares of Class A common stock outstanding
Basic	41,211,843	18,232,079	(e)	59,443,922
Diluted	49,173,904	18,232,079	(e)	67,405,983
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$2.46			$2.53
Diluted	$2.06			$2.23

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period.

(b)

Reflects a reclassification of $1.0 million of other income to compensation and benefits expense associated with the forfeiture of fully vested Class A partnership units and enforcement of non-compete provisions.

(c)	Reflects the netting of $0.3 million of GAAP adjustments made to the amount pursuant to the Company's Tax Receivable Agreement against provision for income taxes.
(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 13.2% for the period stated, which includes tax benefits of $20.4 million primarily related to the settlement of share-based awards.  Excluding such benefits, our effective tax rate for the period presented would have been 25.0%.  Our corporate effective tax rate of 13.2% excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets in connection with the partnership unit exchanges and offerings.  Such adjustment was a net economic benefit of $1.0 million which is not included in the corporate effective tax rate for the period presented.

(e)   Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.